Exhibit 5.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

June 6, 2023

Holley Inc.

1801 Russellville Road

Bowling Green, Kentucky 42101

Re:      Registration Statement on Form S-8 of Holley Inc.

Ladies and Gentlemen:

We have acted as counsel to Holley Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) related to the issuance by the Company of up to 2,520,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to (i) the Company’s Inducement Award Restricted Stock Unit Award Agreement, filed as Exhibit 99.1 to the Registration Statement, and (ii) the Company’s Inducement Award Performance-Based Restricted Stock Unit Award Agreement, filed as Exhibit 99.2 to the Registration Statement (together, the “Inducement Grant Agreements”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company. For purposes of the opinions set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then-unissued shares of Common Stock under the Inducement Grant Agreements.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the shares of Common Stock issuable in connection with the Inducement Grant Agreements have been duly authorized and, when issued in accordance with the terms of the Inducement Grant Agreements, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware as currently in effect (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and we express no opinion with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Sincerely, /s/ Bass, Berry & Sims PLC

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